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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 15

Certificate and Notice of Termination of Registration under Section 12(g) of the
  Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number 0-10849

            ALLEGIANT BANCORP, INC. f/k/a Southside Banchshares Corp.
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             (Exact name of registrant as specified in its charter)

           2122 Kratky Road, St. Louis, Missouri 63114; (314) 692-8200
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     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                         Preferred Stock Purchase Rights
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            (Title of each class of securities covered by this Form)

                                      None
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           (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [X]      Rule 12h-3(b)(1)(ii)      [ ]
Rule 12g-4(a)(1)(ii)       [ ]      Rule 12h-3(b)(2)(i)       [ ]
Rule 12g-4(a)(2)(i)        [ ]      Rule 12h-3(b)(2)(ii)      [ ]
Rule 12g-4(a)(2)(ii)       [ ]      Rule 15d-6                [ ]
Rule 12h-3(b)(1)(i)        [X]


                                      0
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(Approximate number of holders of record as of the certification or notice date)

Pursuant to the requirements of the Securities Exchange Act of 1934, Allegiant Bancorp, Inc. f/k/a Southside Bancshares Corp. has caused this Certificate and Notice to be signed on its behalf by the undersigned duly authorized person.

                                    ALLEGIANT BANCORP, INC., f/k/a
                                    Southside Bancshares Corp.



DATE: October 4, 2001               By: /s/ Thomas A. Daiber
                                       -----------------------------------------
                                       Thomas A. Daiber, Senior Vice President